Exhibit 5
                                            April 17, 1997


EcoScience Corporation
10 Alvin Court
East Brunswick, NJ  08816

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration State-ment on Form S-3 (the "Registration Statement") with respect to the shelf registration of 1,196,000 shares of Common Stock, $.01 par value per share, (the "Shares") of EcoScience Corporation, a Delaware corporation (the "Company").

     We have examined the Registration Statement, the Restated Certificate of Incorporation of the Company, as amended to date, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     We are members of the bar of the Commonwealth of Massachusetts, and we express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Massachusetts may be applicable.

     Based upon the foregoing, we are of the opinion that the Shares are validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent to the reference to this firm under the heading "Validity of Common Stock" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ WARNER & STACKPOLE LLP